EXHIBIT 10.2

INTERCREDITOR AGREEMENT

Intercreditor Agreement (this “Agreement”), dated as of October 12, 2023, among JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “First Priority Representative”) for the First Priority Secured Parties (as defined below), WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee and Collateral Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “Second Priority Representative”) for the Second Priority Secured Parties (as defined below), PARTY CITY HOLDINGS INC., a Delaware corporation (the “Ultimate Parent”), PARTY CITY HOLDCO INC., a Delaware corporation (“Parent Borrower”), PARTY CITY CORPORATION, a Delaware corporation (“Party City”, and collectively with the Parent Borrower, the “Borrowers”), and each of the other Loan Parties (as defined below) party hereto.

WHEREAS, the Ultimate Parent, the Borrowers, the First Priority Representative and certain financial institutions and other entities are parties to the ABL Credit Agreement, dated as of the date hereof (the “Existing First Priority Agreement”), pursuant to which such financial institutions and other entities have agreed to make loans and extend other financial accommodations to the Borrowers; and

WHEREAS, the Ultimate Parent, the Borrowers and the other Loan Parties have granted to the First Priority Representative security interests in the Common Collateral (as defined below) as security for payment and performance of the First Priority Obligations (as defined below); and

WHEREAS, the Ultimate Parent, the Second Priority Representative and certain other entities are parties to the Indenture, dated as of the date hereof (the “Existing Second Priority Agreement”), pursuant to which Party City Holdco Inc. has agreed to issue the 12.00% Senior Secured Second Lien PIK Toggle Notes due 2029; and

WHEREAS, the Ultimate Parent, the Borrowers and the other Loan Parties have granted to the Second Priority Representative junior security interests in the Common Collateral as security for payment and performance of the Second Priority Obligations (as defined below); and

WHEREAS, each of the First Priority Representative (on behalf of itself and the First Priority Creditors) and the Second Priority Representative (on behalf of itself and the Second Priority Creditors) desire to enter into this agreement in order to, amongst other things, (a) establish the relative priorities of the First Priority Creditors and the Second Priority Creditors with respect to the payment of (i) the First Priority Obligations owed by the Loan Parties to the First Priority Creditors and (ii) the Second Priority Obligations owed by the Loan Parties to the Second Priority Creditors and (b) document their respective rights and remedies with respect to the Common Collateral.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

Section 1. Definitions.

1.1.       Defined Terms. The following terms, as used herein, have the following meanings:

“Additional First Priority Agreement” means any agreement selected for designation as such by the Borrowers.

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“Additional Second Priority Agreement” means any agreement selected for designation as such by the Borrowers.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Ancillary Document” has the meaning set forth in Section 9.12.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Borrowers” has the meaning set forth in the introductory paragraph hereof.

“Cash Management Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Cash Management Services, in each case, that has been designated to the First Priority Representative in writing by Parent Borrower as being a “Banking Services Obligation” for the purposes of the First Priority Documents.

“Cash Management Services” means each and any of the following bank services provided to any Loan Party (a) under any arrangement that is in effect on the date hereof between any Loan Party and a counterparty that is the First Priority Representative or a First Priority Creditor that is a “Lender” under the Existing First Priority Agreement or an Affiliate of any of the foregoing as of the date hereof or (b) under any arrangement that is entered into after the date hereof by any Loan Party with any counterparty that is the First Priority Representative or a First Priority Creditor that is a “Lender” under the Existing First Priority Agreement or an Affiliate of any of the foregoing at the time such arrangement is entered into: (i) commercial credit cards, (ii) stored value cards, (iii) purchasing cards and (iv) treasury management services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services).

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Parent Borrower or any of its subsidiaries in the ordinary course of business of such Person.

“Common Collateral” means all assets that are both First Priority Collateral and Second Priority Collateral.

“Comparable Second Priority Security Document” means, in relation to any Common Collateral subject to any First Priority Security Document, that Second Priority Security Document that creates a security interest in the same Common Collateral, granted by the same Loan Party, as applicable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap collar and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-

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rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity- linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or its subsidiaries shall be a Derivative Transaction.

“DIP Financing” has the meaning set forth in Section 5.2.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Enforcement Action” means, with respect to the First Priority Obligations or the Second Priority Obligations, any acceleration of payment obligations, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies with respect to the Common Collateral under, as applicable, the First Priority Documents or the Second Priority Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“Existing First Priority Agreement” has the meaning set forth in the first WHEREAS clause of this Agreement.

“Existing Second Priority Agreement” has the meaning set forth in the second WHEREAS clause of this Agreement.

“First Priority Agreement” means the collective reference to (a) the Existing First Priority Agreement, (b) any Additional First Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing First Priority Agreement, any Additional First Priority Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a First Priority Agreement hereunder (a “Replacement First Priority Agreement”). Any reference to the First Priority Agreement hereunder shall be deemed a reference to any First Priority Agreement then extant.

“First Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrowers or any other Loan Party, in which a Lien is granted or purported to be granted to any First Priority Secured Party as security for any First Priority Obligation.

“First Priority Creditors” means, collectively, the “Lenders” and the “Secured Parties”, each as defined in the First Priority Agreement, or any Persons that are designated under the First Priority Agreement as the “First Priority Creditors” for purposes of this Agreement.

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“First Priority Documents” means the First Priority Agreement, each First Priority Security Document and each First Priority Guarantee.

“First Priority Guarantee” means any guarantee by any Loan Party of any or all of the First Priority Obligations.

“First Priority LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding First Priority Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements (as defined in the First Priority Agreement) that have not yet been reimbursed by or on behalf of any Borrower or any other Loan Party at such time, less (c) the amount then on deposit in the LC Collateral Account (or similar term) (as defined in the First Priority Agreement).

“First Priority Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit issued (or, in the case of an Existing Letter of Credit, deemed to be issued) pursuant to the First Priority Agreement.

“First Priority Lien” means any Lien created by the First Priority Security Documents.

“First Priority Obligations” means (a) all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any Insolvency Proceeding) on the loans made pursuant to the First Priority Agreement, all First Priority LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to any First Priority Creditor that is a “Lender”, the First Priority Representative, any “Issuing Bank” under the First Priority Agreement or any indemnified party arising under the First Priority Documents in respect of any loans made pursuant to the First Priority Agreement or First Priority Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising, (b) all Secured Hedging Obligations and (c) all Cash Management Obligations, in each case regardless of whether allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Priority Obligations Payment Date” means the first date on which (a) the First Priority Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the First Priority Documents), (b) all commitments to extend credit under the First Priority Documents have been terminated and (c) there are no outstanding letters of credit or similar instruments issued under the First Priority Documents (other than such as have been cash collateralized, backstopped or defeased in accordance with the terms of the First Priority Security Documents.

“First Priority Representative” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement First Priority Agreement, the First Priority Representative shall be the Person identified as such in such Agreement.

“First Priority Secured Parties” means the First Priority Representative, the First Priority Creditors and any other holders of the First Priority Obligations.

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“First Priority Security Documents” means the “Security Documents” as defined in the First Priority Agreement, and any other documents that are designated under the First Priority Agreement as “First Priority Security Documents” for purposes of this Agreement.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Borrower or any Subsidiary (as defined in the Existing First Priority Agreement on the date hereof) and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” means PC Intermediate Holdings, Inc., a Delaware corporation.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Lien” means any mortgage, pledge, hypothecation, license, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Loan Party” means the Borrowers and each direct or indirect affiliate or shareholder (or equivalent) of the Borrowers or any of its affiliates that is now or hereafter becomes a party to any First Priority Document or Second Priority Document as an obligor or guarantor thereunder. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

“Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

“Related Parties” means, with respect to any specified Person, such Person’s affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s affiliates.

“Replacement First Priority Agreement” has the meaning set forth in the definition of “First Priority Agreement”.

“Second Priority Agreement” means the collective reference to (a) the Existing Second Priority Agreement, (b) any Additional Second Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend,

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replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Second Priority Agreement, any Additional Second Priority Agreement or any other agreement or instrument referred to in this clause (c). Any reference to the Second Priority Agreement hereunder shall be deemed a reference to any Second Priority Agreement then extant.

“Second Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrowers or any other Loan Party, in which a Lien is granted or purported to be granted to any Second Priority Secured Party as security for any Second Priority Obligation.

“Second Priority Creditors” means, collectively, the “Holders” as defined in the Second Priority Agreement, or any Persons that are designated under the Second Priority Agreement as the “Second Priority Creditors” for purposes of this Agreement.

“Second Priority Documents” means each Second Priority Agreement, each Second Priority Security Document and each Second Priority Guarantee.

“Second Priority Guarantee” means any guarantee by any Loan Party of any or all of the Second Priority Obligations.

“Second Priority Lien” means any Lien created by the Second Priority Security Documents.

“Second Priority Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any Insolvency Proceeding) on the securities issued pursuant to the Second Priority Agreement, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to any Second Priority Creditor that is a “Holder”, the Second Priority Representative or any indemnified party arising under the Second Priority Documents in respect of any security issued pursuant to the Second Priority Agreement, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising, regardless of whether allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Second Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Second Priority Representative” has the meaning set forth in the introductory paragraph hereof, but shall also include any Person identified as a “Second Priority Representative” in any Second Priority Agreement other than the Existing Second Priority Agreement.

“Second Priority Secured Parties” means the Second Priority Representative, the Second Priority Creditors and any other holders of the Second Priority Obligations.

“Second Priority Security Documents” means the “Security Documents” as defined in the Second Priority Agreement and any documents that are designated under the Second Priority Agreement as “Second Priority Security Documents” for purposes of this Agreement.

“Secured Hedging Obligations” means all Hedging Obligations under each Hedge Agreement that (a) is in effect on the date hereof between any Borrower or any other Loan Party and a counterparty that is

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the First Priority Representative or a First Priority Creditor that is a “Lender” under the Existing First Priority Agreement or an Affiliate of any of the foregoing as of the date hereof or (b) is entered into after the Closing Date between any Borrower or any other Loan Party and any counterparty that is the First Priority Representative or a First Priority Creditor that is a “Lender” under the Existing First Priority Agreement or an Affiliate of any of the foregoing at the time such Hedge Agreement is entered into, for which such Borrower or Loan Party (as applicable) agrees to provide security, in each case that has been designated to the First Priority Representative in writing by Parent Borrower as being a Secured Hedging Obligation for the purposes of the First Priority Documents.

“Secured Parties” means the First Priority Secured Parties and the Second Priority Secured Parties.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Unasserted Contingent Obligations” shall mean, at any time, First Priority Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any First Priority Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of First Priority Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

1.2       Amended Agreements. All references in this Agreement to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time.

1.3       Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

Section 2. Lien Priorities.

2.1       Subordination of Liens.

(a)        Any and all Liens now existing or hereafter created or arising in favor of any Second Priority Secured Party securing the Second Priority Obligations, regardless of how

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acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of the First Priority Secured Parties securing the First Priority Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Priority Document or Second Priority Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Priority Secured Party securing any of the First Priority Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Second Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.

(b)        No First Priority Secured Party or Second Priority Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Common Collateral granted to the other. Notwithstanding any failure by any First Priority Secured Party or Second Priority Secured Party to perfect its security interests in the Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Common Collateral granted to the First Priority Secured Parties or the Second Priority Secured Parties, the priority and rights as between the First Priority Secured Parties and the Second Priority Secured Parties with respect to the Common Collateral shall be as set forth herein.

2.2       Nature of First Priority Obligations. The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties acknowledges that a portion of the First Priority Obligations represents debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Priority Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Priority Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Second Priority Secured Parties and without affecting the provisions hereof. The lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the First Priority Obligations or the Second Priority Obligations, or any portion thereof.

2.3       Agreements Regarding Actions to Perfect Liens.

(a)        The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties agrees that UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Second Priority Representative shall be in form reasonably satisfactory to the First Priority Representative; provided that any such filings or recordings that are substantially identical to any corresponding filings or recordings filed or recorded by or on behalf of the First Priority Representative shall be deemed to be reasonably satisfactory to the First Priority Representative.

(b)        The Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that all mortgages, deeds of trust, deeds and similar instruments (collectively, “mortgages”) now or hereafter filed against real property in favor of or for the benefit

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of the Second Priority Representative (i) shall be in form reasonably satisfactory to the First Priority Representative; provided that any such mortgages that are substantially identical to any corresponding mortgages filed or recorded by or on behalf of the First Priority Representative shall be deemed to be reasonably satisfactory to the First Priority Representative, and (ii) shall contain the following notation (or language to similar effect that is reasonably satisfactory to the First Priority Representative):

“The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to JPMorgan Chase Bank, N.A., as Administrative Agent, and its successors and assigns, in such property, in accordance with the provisions of the Intercreditor Agreement dated as of October 12, 2023 among JPMorgan Chase Bank, N.A., as Administrative Agent, Wilmington Savings Fund Society, FSB, as Trustee and Collateral Agent, and the Loan Parties referred to therein, as amended from time to time.”

(c)        The First Priority Representative hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to the First Priority Security Documents, such possession or control is also for the benefit of the Second Priority Representative and the other Second Priority Secured Parties solely to the extent required to perfect their security interest in such Common Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the First Priority Representative (or any third party acting on its behalf) with respect to such Common Collateral or provide the Second Priority Representative or any other Second Priority Secured Party with any rights with respect to such Common Collateral beyond those specified in this Agreement and the Second Priority Security Documents, provided that subsequent to the occurrence of the First Priority Obligations Payment Date, the First Priority Representative shall (i) deliver to the Second Priority Representative, at the Borrowers’ sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Second Priority Documents or (ii) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs, and provided, further, that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority Secured Parties and the Second Priority Secured Parties and shall not impose on the First Priority Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

2.4       No New Liens. So long as the First Priority Obligations Payment Date has not occurred, the First Priority Representative (on behalf of itself and the First Priority Secured Parties) and the Second Priority Representative (on behalf of itself and the Second Priority Secured Parties) agree that (subject to any Liens on non-working capital assets granted to secure indebtedness incurred in reliance on Section 6.01(w) of the Existing First Priority Agreement (or any analogous provision in any Additional First Priority Agreement or Second Priority Agreement in accordance with the Second Priority Security Documents), subject to intercreditor arrangements with respect to such indebtedness that are reasonably satisfactory to the First Priority Representative and the Second Priority Representative) (a) there shall be no Lien, and no Loan Party shall have any right to create any Lien, on any assets of any Loan Party securing any Second Priority Obligation if these same assets are not subject to, and do not become subject to, a Lien securing the First Priority Obligations, (b) there shall be no Lien, and no Loan Party shall have any right to create any Lien, on any assets of any Loan Party securing any First Priority Obligation if these same assets are not subject to, and do not become subject to, a Lien securing the Second Priority Obligations, (c) if any Second

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Priority Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any Second Priority Obligation which assets are not also subject to the first-priority Lien of the First Priority Representative under the First Priority Documents, then the Second Priority Representative shall be deemed to hold and have held such Lien for the benefit of the First Priority Representative and the other First Priority Secured Parties and (d) if any First Priority Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any First Priority Obligation which assets are not also subject to the second-priority Lien of the Second Priority Representative under the Second Priority Documents, then the First Priority Representative shall be deemed to hold and have held such Lien for the benefit of the Second Priority Representative and the other Second Priority Secured Parties. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Priority Secured Parties, the Second Priority Representative and the other Second Priority Secured Parties, and the First Priority Representative and the other First Priority Secured Parties, each agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.4 shall be subject to Section 4.1.

2.5 No Payments of Second Priority Obligations Prior to the First Priority Obligations Payment Date. Notwithstanding anything to the contrary contained herein or in any Second Priority Document, other than as expressly permitted under the Existing First Priority Agreement (or any Replacement First Priority Agreement that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing First Priority Agreement, as applicable), each of the parties hereto hereby agrees that (a) the Borrowers shall not make cash interest payments in respect of the Second Priority Obligations prior to the First Priority Obligations Payment Date and must instead elect to PIK such interest and (b) no voluntary prepayments, mandatory prepayments, amortization or other payments of principal (other than any payment of principal upon scheduled maturity) shall be paid in respect of the Second Priority Obligations until after the occurrence of the First Priority Obligations Payment Date. Any payments made in contravention of this Section 2.5 shall be subject to the turnover provisions of the last sentence of Section 4.1.

Section 3. Enforcement Rights.

3.1       Exclusive Enforcement. Until the First Priority Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the First Priority Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the Common Collateral, without any consultation with or consent of any Second Priority Secured Party. Upon the occurrence and during the continuance of a default or an event of default under the First Priority Documents, the First Priority Representative and the other First Priority Secured Parties may take and continue any Enforcement Action with respect to the First Priority Obligations and the Common Collateral in such order and manner as they may determine in their sole discretion in accordance with applicable law. In each case of the foregoing, any proceeds received by any First Priority Representative in excess of those necessary to achieve the occurrence of the First Priority Obligations Payment Date shall be distributed in accordance with Section 4.1. Nothing herein shall limit the right or ability of the Second Priority Secured Parties to purchase (by credit bid or otherwise) all or any portion of the Common Collateral in connection with any enforcement of remedies by the First Priority Representative or any sale of the Common Collateral during an Insolvency Proceeding to the extent that, and so long as, the First Priority Secured Parties receive payment in full in cash of all First Priority Obligations after giving effect thereto.

3.2       Standstill and Waivers.

(a) The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that, until the First Priority Obligations Payment Date has occurred:

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(1)       they will not take or cause to be taken any Enforcement Action;

(2)        they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Priority Obligation pari passu with or senior to, or to give any Second Priority Secured Party any preference or priority relative to, the Liens with respect to the First Priority Obligations or the First Priority Secured Parties with respect to any of the Common Collateral;

(3)        they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral by any First Priority Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) by or on behalf of any First Priority Secured Party;

(4)        they have no right to (i) direct either the First Priority Representative or any other First Priority Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or (ii) consent or object to the exercise by the First Priority Representative or any other First Priority Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (d), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right);

(5)        they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and no First Priority Secured Party shall be liable for, any action taken or omitted to be taken by any First Priority Secured Party with respect to the Common Collateral; provided, however, that the foregoing actions shall not include any actions permitted by or consistent with this Agreement;

(6)        they will not make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings against any Loan Party or any of its subsidiaries or affiliates under or with respect to any Second Priority Security Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Second Priority Security Document (other than filing a proof of claim or statement of interest) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, other than filing a proof of claim or statement of interest, any Second Priority Security Document;

(7)        they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Common Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Common Collateral or pursuant to the Second Priority Security Documents; and

(8)        they will not seek, and hereby waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral;

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provided that, notwithstanding the foregoing, the Second Priority Representative on behalf of the Second Priority Secured Parties may exercise its rights and remedies in respect of the Common Collateral under the Second Priority Security Documents or applicable law after the passage of a period of 180 days (the “Standstill Period”) from the date of delivery of a notice in writing to the First Priority Representative of its intention to exercise such rights and remedies, which notice may only be delivered following the date on which a Second Priority Representative declared the existence of an “Event of Default” under and as defined in the Second Priority Agreement; provided, however, that, notwithstanding the foregoing, in no event shall any Second Priority Secured Party exercise or continue to exercise any such rights or remedies if, notwithstanding the expiration of the Standstill Period, (i) any First Priority Secured Party shall have commenced and be diligently pursuing the exercise of any of its rights and remedies with respect to all or any portion of the Common Collateral (prompt notice of such exercise to be given to the Second Priority Representative) or (ii) an Insolvency Proceeding in respect of any Loan Party shall have been commenced; and provided, further, that in any Insolvency Proceeding commenced by or against any Loan Party, the Second Priority Representative and the Second Priority Secured Parties may take any action expressly permitted by Section 5.

(b) Notwithstanding the foregoing, the Second Priority Representative or other Second Priority Secured Party (as applicable) may:

(1) take any action (not adverse to the priority status of the Liens on the Common Collateral securing the First Priority Obligations, or the rights of the First Priority Representative or any other First Priority Secured Party to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its rights in, and perfection and priority of its Lien on, the Common Collateral;

(2) exercise its rights and remedies as unsecured creditors, to the extent provided in Section 3.3;

(3) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Secured Parties, including any claims secured by the Common Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Common Collateral initiated by the First Priority Representative or any other First Priority Secured Party to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the exercise of remedies by the First Priority Representative nor such other First Priority Secured Party (it being understood that neither the Second Priority Representative nor any other Second Priority Secured Party shall be entitled to receive any proceeds thereof unless otherwise expressly permitted herein);

(5) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Priority Obligations and the Common Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by the Second Priority Representative or any other Second Priority Secured Party may be inconsistent with the provisions of this Agreement;

(6) exercise any of its rights or remedies with respect to the Common Collateral after the termination of the Standstill Period to the extent permitted by Section 3.2(a); and/or

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(7) object to any proposed acceptance of the Common Collateral by the First Priority Representative or any other First Priority Secured Party pursuant to Section 9-620 of the Uniform Commercial Code.

3.3       Rights as Unsecured Creditor; Judgment Creditors. Both before and during an Insolvency Proceeding, any of the Second Priority Secured Parties may take any actions and exercise any and all rights that would be available to a holder of unsecured claims; provided that no such action is otherwise prohibited by the terms of this Agreement; provided, further, that in the event that any Second Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as contemplated by this Section 3.3 or otherwise as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Priority Obligations) to the same extent as all other Liens securing the Second Priority Obligations are subject to the terms of this Agreement.

3.4       Cooperation. Subject to Section 3.2(b), the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that, unless and until the First Priority Obligations Payment Date, each of them shall take such actions as the First Priority Representative shall reasonably request in connection with the exercise by the First Priority Secured Parties of their rights in commencing any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral under the Second Priority Documents or otherwise in respect of the Second Priority Obligations.

3.5       No Additional Rights For the Loan Parties Hereunder. Except as provided in Section 3.6, if any First Priority Secured Party or Second Priority Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense to any action by any First Priority Secured Party or Second Priority Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any First Priority Secured Party or Second Priority Secured Party.

3.6       Actions Upon Breach.

(a)        If any Second Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Loan Party or the Common Collateral, such Loan Party, with the prior written consent of the First Priority Secured Representative and solely in the name of the First Priority Secured Parties and not on its own behalf, may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party may intervene and interpose such defense or plea in its or their name.

(b)        Should any Second Priority Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any First Priority Secured Party or the relevant Loan Party (solely in the name of the First Priority Secured Parties and not on its own behalf) may obtain relief against such Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Priority Representative on behalf of each Second Priority Secured Party that (i) the First Priority Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party waives any defense that the First Priority Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.

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3.7 Option to Purchase.

(a)        The First Priority Representative agrees that it will give the Second Priority Representative written notice (the “Enforcement Notice”) within five business days after commencing any Enforcement Action with respect to Common Collateral (which notice shall be effective for all Enforcement Actions taken after the date of such notice so long as the First Priority Representative is diligently pursuing in good faith the exercise of its default or enforcement rights or remedies against, or diligently attempting in good faith to vacate any stay of enforcement rights of its senior Liens on a material portion of the Common Collateral, including, without limitation, all Enforcement Actions identified in such notice). Any Second Priority Secured Party shall have the option, by irrevocable written notice (the “Purchase Notice”) delivered by the Second Priority Representative to the First Priority Representative no later than fifteen days after receipt by the Second Priority Representative of the Enforcement Notice, commencement of an Insolvency Proceeding, occurrence of a default in any payment of principal and/or interest under the First Priority Documents that has continued for five or more days or acceleration of the First Priority Obligations, to purchase all of the First Priority Obligations from the First Priority Secured Parties. If the Second Priority Representative so delivers the Purchase Notice, the First Priority Representative shall terminate any existing Enforcement Actions and shall not take any further Enforcement Actions, provided that the Purchase (as defined below) shall have been consummated on the date specified in the Purchase Notice in accordance with this Section 3.7.

(b)        On the date specified by the Second Priority Representative in the Purchase Notice (which shall be a business day not less than five business days, nor more than ten business days, after receipt by the First Priority Representative of the Purchase Notice, the First Priority Secured Parties shall, subject to any required approval of any court or other governmental authority then in effect, sell to the Second Priority Secured Parties electing to purchase pursuant to Section 3.7(a) (the “Purchasing Parties”), and the Purchasing Parties shall purchase (the “Purchase”) from the First Priority Secured Parties, the First Priority Obligations; provided that the First Priority Obligations purchased shall not include any rights of First Priority Secured Parties with respect to indemnification and other obligations of the Loan Parties under the First Priority Documents that are expressly stated to survive the termination of the First Priority Documents (the “Surviving Obligations”).

(c)       Without limiting the obligations of the Loan Parties under the First Priority Documents to the First Priority Secured Parties with respect to the Surviving Obligations (which shall not be transferred in connection with the Purchase), on the date of the Purchase, the Purchasing Parties shall (i) pay to the First Priority Secured Parties as the purchase price (the “Purchase Price”) therefor the full amount of all First Priority Obligations then outstanding and unpaid (including (A) principal, interest, breakage costs, accrued and unpaid fees, attorneys’ fees and expenses, (B) in the case of any Hedging Obligations, the amount that would be payable by the relevant Loan Party thereunder if it were to terminate such Hedging Obligations on the date of the Purchase or, if not terminated, an amount determined by the relevant First Priority Secured Party to be necessary to collateralize its credit risk arising out of such Hedging Obligations and (C) in the case of Cash Management Obligations, the amount that would be payable by the relevant Loan Party thereunder if it were to terminate such Cash Management Obligations on the date of the Purchase and/or an amount determined by the relevant First Priority Secured Party to be necessary to collateralize its credit risk arising out of such Cash Management Obligations), (ii) furnish cash collateral (the “Cash Collateral”) to the First Priority Secured Parties in such amounts as the relevant First Priority Secured Parties determine is reasonably necessary to secure such First Priority Secured Parties in connection with any outstanding letters of credit (not to exceed 105% of the aggregate undrawn

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face amount of such letters of credit), (iii) agree to reimburse the First Priority Secured Parties for any loss, cost, damage or expense (including attorneys’ fees and expenses) in connection with any fees, costs or expenses related to any checks or other payments provisionally credited to the First Priority Obligations and/or as to which the First Priority Secured Parties have not yet received final payment in each case that are due and owing and have not otherwise been paid by the Loan Parties after demand thereof and (iv) agree, after written request from the First Priority Representative, to reimburse the First Priority Secured Parties in respect of indemnification obligations of the Loan Parties under the First Priority Documents as to matters or circumstances known to the Purchasing Parties at the time of the Purchase which could reasonably be expected to result in any loss, cost, damage or expense to any of the First Priority Secured Parties (other than with respect to any contingent indemnification obligations for which no claim has been asserted) in each case that are due and owing (but not yet payable) and have not otherwise been paid by the Loan Parties; provided that in no event shall any Purchasing Party have any liability for amounts reimbursable under this clause (iv) to the extent in excess of proceeds of Common Collateral received by the Purchasing Parties.

(d)        The Purchase Price and Cash Collateral shall be remitted by wire transfer in immediately available funds to such account of the First Priority Representative as it shall designate to the Purchasing Parties. The First Priority Representative shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the Purchase Price to the First Priority Secured Parties in accordance with the First Priority Agreement. Interest shall be calculated to but excluding the day on which the Purchase occurs if the amounts so paid by the Purchasing Parties to the account designated by the First Priority Representative are received in such account prior to 12:00 Noon, New York City time, and interest shall be calculated to and including such day if the amounts so paid by the Purchasing Parties to the account designated by the First Priority Representative are received in such account later than 12:00 Noon, New York City time.

(e)        The Purchase shall be made without representation or warranty of any kind by the First Priority Secured Parties as to the First Priority Obligations, the Common Collateral or otherwise and without recourse to the First Priority Secured Parties, except that the First Priority Secured Parties shall severally and not jointly represent and warrant: (i) the amount of the First Priority Obligations being purchased, (ii) that the First Priority Secured Parties own the First Priority Obligations free and clear of any Liens or encumbrances (other than participation interests not prohibited by the First Priority Documents, in which case at the election of the Second Priority Secured Parties the Purchase Price may be appropriately adjusted so that the Second Priority Secured Parties do not pay amounts represented by participation interests to the extent that the Second Priority Secured Parties expressly assume the obligations under such participation interests) and (iii) that the First Priority Secured Parties have the right to assign the First Priority Obligations and the assignment is duly authorized.

Section 4. Application Of Proceeds Of Common Collateral; Dispositions And Releases Of Common Collateral; Inspection and Insurance.

4.1       Application of Proceeds; Turnover Provisions. So long as the First Priority Obligations Payment Date has not occurred, regardless of whether an Insolvency Proceeding has been commenced, the Common Collateral, amounts received on account of the Common Collateral and the proceeds of the Common Collateral, including, but not limited to, the proceeds, payments, distributions or collections, resulting from the sale, collection or other disposition of Common Collateral, in each case, in connection with the exercise of remedies or in an Insolvency Proceeding, shall be distributed as follows: first to the First Priority Representative for application to the First Priority Obligations in accordance with the terms

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of the First Priority Documents, until the First Priority Obligations Payment Date has occurred and thereafter, to the Second Priority Representative for application in accordance with the Second Priority Documents. Until the occurrence of the First Priority Obligations Payment Date, the Common Collateral, amounts received on account of the Common Collateral and proceeds of the Common Collateral, that may be received by any Second Priority Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Priority Representative, for the benefit of the First Priority Secured Parties, in the same form as received, with any necessary endorsements, and each Second Priority Secured Party hereby authorizes the First Priority Representative to make any such endorsements as agent for the Second Priority Representative (which authorization, being coupled with an interest, is irrevocable).

4.2       Releases of Second Priority Lien.

(a)        Upon any release, sale or disposition of Common Collateral (x) permitted pursuant to the terms of the First Priority Documents and the Second Priority Documents that results in the release of the First Priority Lien on any Common Collateral or (y) pursuant to any Enforcement Action, the Second Priority Lien on such Common Collateral (excluding any portion of the proceeds of such Common Collateral remaining after the First Priority Obligations Payment Date occurs and other than in connection with a First Priority Obligations Payment Date) shall be automatically and unconditionally released with no further consent or action of any Person.

(b)        The Second Priority Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the First Priority Representative shall reasonably request to evidence any release of the Second Priority Lien described in paragraph (a). The Second Priority Representative hereby appoints the First Priority Representative and any officer or duly authorized person of the First Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Priority Representative and in the name of the Second Priority Representative or in the First Priority Representative’s own name, from time to time, in the First Priority Representative’s sole discretion, for the purposes of carrying out the terms of Section 4.2(a), to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of Section 4.2(a), including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

4.3       Inspection Rights and Insurance.

(a)        Any First Priority Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Common Collateral, and the First Priority Representative may advertise and conduct public auctions or private sales of the Common Collateral, in each case, in connection with an Enforcement Action and without notice to, the involvement of or interference by any Second Priority Secured Party or liability to any Second Priority Secured Party.

(b)        Until the First Priority Obligations Payment Date has occurred, the First Priority Representative will have the sole and exclusive right to (i) be named as additional insured and loss payee under any insurance policies maintained from time to time by any Loan Party (except that the Second Priority Representative shall have the right to be named as additional insured and loss payee so long as its second lien status is identified in a manner satisfactory to the First Priority Representative), (ii) adjust or settle any insurance policy or claim covering the Common Collateral

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in the event of any loss thereunder and (iii) approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.

Section 5. Insolvency Proceedings.

5.1       [Reserved.]

5.2       Financing Matters. If any Loan Party becomes subject to any Insolvency Proceeding, and if the First Priority Representative desires to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any of the First Priority Secured Parties or a third party (any such financing, “DIP Financing”), then the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that each Second Priority Secured Party (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in paragraph 5.4 below and (c) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens to (i) such DIP Financing on the same terms as the First Priority Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (ii) any adequate protection provided to the First Priority Secured Parties and (iii) any “carve-out” agreed to by the First Priority Representative or the other First Priority Secured Parties.

5.3       Relief From the Automatic Stay. Until the First Priority Obligations Payment Date has occurred, the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Common Collateral, without the prior written consent of the First Priority Representative.

5.4       Adequate Protection. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that none of them shall object, contest, or support any other Person objecting to or contesting, (a) any request by the First Priority Representative or the other First Priority Secured Parties for adequate protection or any adequate protection provided to the First Priority Representative or the other First Priority Secured Parties, (b) any objection by the First Priority Representative or any other First Priority Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the First Priority Representative or any other First Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise; provided that, if the First Priority Secured Parties (or any subset thereof) receive payment of any of the amounts described in this clause (c), the Second Priority Representative, on behalf of itself and any of the Second Priority Secured Parties, may request adequate protection in the form of interest, fees, expenses or such other amounts, but all parties’ rights to object thereto are preserved. Notwithstanding anything contained in this Section and in Section 5.2(b) (but subject to all other provisions of this Agreement, including, without limitation, Sections 5.2(a) and 5.3), in any Insolvency Proceeding, (i) if the First Priority Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral (with replacement liens on Common Collateral or such additional collateral) and superpriority claims in connection with any DIP Financing or use of cash collateral, then, in connection with any such DIP Financing or use of cash collateral, the Second Priority Representative, on behalf of itself and any of the Second Priority Secured Parties, may seek or accept adequate protection consisting solely of (x) a replacement Lien on the same Common Collateral or additional collateral, subordinated to the Liens securing the First Priority Obligations (including adequate protection obligations) and such DIP Financing on the same basis as the other Liens securing the Second

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Priority Obligations are so subordinated to the First Priority Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the First Priority Secured Parties and (ii) in the event the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, seeks or accepts adequate protection in accordance with clause (i) above and such adequate protection is granted in the form of additional collateral, then the Second Priority Representative, on behalf of itself or any of the Second Priority Secured Parties, agrees that the First Priority Representative shall also be granted a senior Lien on such additional collateral as adequate protection on account of the First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Obligations shall be subordinated to the Liens on such collateral securing the First Priority Obligations (including adequate protection obligations) and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the First Priority Secured Parties as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Priority Obligations are subordinated to such First Priority Obligations under this Agreement. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that except as expressly set forth in this Section none of them shall seek or accept adequate protection without the prior written consent of the First Priority Representative.

5.5       Avoidance Issues. If any First Priority Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Priority Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Priority Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.6       Asset Dispositions in an Insolvency Proceeding. Neither the Second Priority Representative nor any other Second Priority Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any assets of any Loan Party that is supported by the First Priority Secured Parties, and the Second Priority Representative and each other Second Priority Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Priority Secured Parties and to have released their Liens on such assets in connection therewith; provided that the Liens securing the Second Priority Obligations will attach to the net proceeds of any such sale with the same relative priority as such Liens had on the assets so sold.

5.7       Separate Grants of Security and Separate Classification. The Second Priority Representative on behalf of each Second Priority Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the First Priority Security Documents and the Second Priority Security Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Common Collateral, the Second Priority Obligations are fundamentally different from the First Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Priority Secured Parties and Second Priority

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Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Priority Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Common Collateral, with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Priority Secured Parties. The Second Priority Representative on behalf of each Second Priority Secured Party hereby acknowledges and agrees to turn over to the First Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties.

5.8       No Waivers of Rights of First Priority Secured Parties. Nothing contained herein shall prohibit or in any way limit the First Priority Representative or any other First Priority Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Second Priority Secured Party, including the seeking by any Second Priority Secured Party of adequate protection (except as provided in Section 5.4) or the asserting by any Second Priority Secured Party of any of its rights and remedies under the Second Priority Documents or otherwise.

5.9       Plans of Reorganization. No Second Priority Secured Party shall support or vote in favor of any plan of reorganization (and each shall be deemed to have voted to reject any plan of reorganization) unless such plan (a) pays off, in cash in full, all First Priority Obligations (or distributions thereunder are otherwise consistent in all respects with this Agreement) or (b) is accepted by the class of holders of First Priority Obligations voting thereon in accordance with Section 1126(c) of the Bankruptcy Code.

5.10       [Reserved].

5.11       Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.

Section 6. Second Priority Documents and First Priority Documents.

(a)        Each Loan Party and the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Second Priority Documents that would (i) be in violation of this Agreement or (ii) without the consent of the First Priority Representative, cause the terms and conditions of the Second Priority Documents to be materially more restrictive than such terms and conditions without giving effect to such amendment or modification.

(b)        Each Loan Party and the First Priority Representative, on behalf of itself and the First Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the First Priority Documents in violation of this Agreement.

(c)        In the event the First Priority Representative enters into any amendment, waiver or consent in respect of any of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Priority Security Document or changing in any manner the rights of any parties thereunder, then

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such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Priority Security Document without the consent of or action by any Second Priority Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Second Priority Agreements), (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Security Document, except to the extent that a release of such Lien is permitted by Section 4.2(a), (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the Second Priority Secured Parties and does not affect the First Priority Secured Parties in a like or similar manner shall not apply to the Second Priority Security Documents without the consent of the Second Priority Representative and (iii) notice of such amendment, waiver or consent shall be given to the Second Priority Representative no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

Section 7. Reliance; Waivers; etc.

7.1       Reliance. The First Priority Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the First Priority Secured Parties. The Second Priority Documents are deemed to have been executed and delivered and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The First Priority Representative expressly waives all notices of the acceptance of and reliance by the Second Priority Representative and the Second Priority Secured Parties.

7.2       No Warranties or Liability. The Second Priority Representative and the First Priority Representative acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other First Priority Document or any Second Priority Document. Except as otherwise provided in this Agreement, the Second Priority Representative and the First Priority Representative will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

7.3       No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the First Priority Documents or the Second Priority Documents.

Section 8. Obligations Unconditional.

8.1       First Priority Obligations Unconditional. All rights and interests of the First Priority Secured Parties hereunder, and all agreements and obligations of the Second Priority Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:

(a)        any lack of validity or enforceability of any First Priority Document;

(b)        any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Priority Obligations, or any amendment, waiver or other modification,

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whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Priority Document;

(c)        prior to the First Priority Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the First Priority Obligations or any guarantee or guaranty thereof; or

(d)        any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the First Priority Obligations, or of any of the Second Priority Representative, or any Loan Party, to the extent applicable, in respect of this Agreement.

8.2       Second Priority Obligations Unconditional. All rights and interests of the Second Priority Secured Parties hereunder, and all agreements and obligations of the First Priority Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:

(a)        any lack of validity or enforceability of any Second Priority Document;

(b)        any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Priority Document;

(c)        any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Second Priority Obligations or any guarantee or guaranty thereof; or

(d)        any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Second Priority Obligations or of the First Priority Representative or any Loan Party, in either case, to the extent applicable, in respect of this Agreement.

Section 9. Miscellaneous.

9.1       Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Document or any Second Priority Document, the provisions of this Agreement shall govern.

9.2       Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Priority Obligation Payment Date shall have occurred. This is a continuing agreement and the First Priority Secured Parties and the Second Priority Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, the Borrowers or any other Loan Party on the faith hereof.

9.3       Amendments; Waivers.

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(a)        No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the First Priority Representative and the Second Priority Representative, and, in the case of amendments or modifications of Sections 3.5, 3.6, 9.3, 9.5 or 9.6 or any other provision that directly affect the rights or duties of any Loan Party, such Loan Party.

(b)        It is understood that the First Priority Representative and the Second Priority Representative, without the consent of any other First Priority Secured Party or Second Priority Secured Party, may in their discretion determine that a supplemental agreement (which make take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional indebtedness or other obligations (“Additional Debt”) of any of the Loan Parties become First Priority Obligations or Second Priority Obligations, as the case may be, under this Agreement, which supplemental agreement shall specify whether such Additional Debt constitutes First Priority Obligations or Second Priority Obligations, provided that such Additional Debt is permitted to be incurred by the First Priority Agreement and Second Priority Agreement then extant, and is permitted by said Agreements to be subject to the provisions of this Agreement as First Priority Obligations or Second Priority Obligations, as applicable.

9.4       Information Concerning Financial Condition of the Borrowers and the other Loan Parties. Each of the Second Priority Representative and the First Priority Representative hereby assume responsibility for keeping itself informed of the financial condition of the Borrowers and each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Priority Obligations or the Second Priority Obligations. The Second Priority Representative and the First Priority Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Second Priority Representative or the First Priority Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

9.5       Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

9.6       Submission to Jurisdiction.

(a)   Each First Priority Secured Party, each Second Priority Secured Party and each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any First Priority

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Secured Party or Second Priority Secured Party may otherwise have to bring any action or proceeding against any Loan Party or its properties in the courts of any jurisdiction.

(b)        Each First Priority Secured Party, each Second Priority Secured Party and each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.7       Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied (or other electronic transmission) or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy (or other electronic transmission) or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on Schedule I attached to this Agreement, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

9.8       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Priority Secured Parties and Second Priority Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral.

9.9       Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.10       Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, (a) the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the lien priorities, application or proceeds any other priorities set forth in this Agreement shall not be affected or impaired thereby. The invalidity of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11       Other Remedies. For avoidance of doubt, it is understood that nothing in this Agreement shall prevent any Second Priority Secured Party from exercising any available remedy to accelerate the maturity of any indebtedness or other obligations owing under the Second Priority Agreement or to demand payment under any guarantee in respect thereof.

9.12       Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document, amendment, approval,

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consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such Ancillary Document, as applicable. This Agreement shall become effective when it shall have been executed by each party hereto. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the First Priority Representative to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the First Priority Representative has agreed to accept any Electronic Signature, the First Priority Representative shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Second Priority Representative or any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (b) upon the request of the First Priority Representative, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Second Priority Representative and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among any of the parties hereto, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the First Priority Representative may, at its option, create one or more copies of this Agreement and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of its business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or such Ancillary Document based solely on the lack of paper original copies of this Agreement and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against the First Priority Representative or any Related Party of the First Priority Representative for any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising solely from the First Priority Representative’s reliance on or use of Electronic Signatures and/or transmission by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any such liabilities arising as a result of the failure of the Second Priority Representative or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

9.13       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.14       Loan Document; Note Document. This Agreement is (a) a “Loan Document” (or any similar term) as defined in the Existing First Priority Agreement and (b) a “Note Document” (or any similar term) as defined in the Existing Second Priority Agreement.

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9.15       Additional Loan Parties. Each Person that becomes a Loan Party after the date hereof shall become a party to this Agreement upon execution and delivery by such Person of a Joinder Agreement in the form of Exhibit E to the Existing First Priority Agreement.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A., as First Priority Representative for and on behalf of the First Priority Secured Parties

By:	/s/ Rohan Bhatia
Name: Rohan Bhatia
Title: Vice President

Address for Notices: 131 S Dearborn St, Floor 04 Chicago, IL, 60603-5506

Attention: Loan and Agency Servicing
Telecopy No.: (646) 534-2288

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Second Priority Representative for and on behalf of the Second Priority Secured Parties

By:	/s/ Anita Woolery
Name: Anita Woolery
Title: Vice President

PARTY CITY HOLDCO INC.

By:	/s/ Jeremy Aguilar
Name: Jeremy Aguilar
Title: Interim Chief Financial Officer

PARTY CITY CORPORATION

By:	/s/ Jeremy Aguilar
Name: Jeremy Aguilar
Title: Vice President, Treasurer

[Signature Page to Intercreditor Agreement]

PC INTERMEDIATE HOLDINGS, INC.

By:	/s/ Jeremy Aguilar
Name:	Jeremy Aguilar
Title:	Chief Financial Officer and Assistant Secretary

PARTY CITY HOLDINGS INC., as Parent Borrower

By:	/s/ Jeremy Aguilar
Name:	Jeremy Aguilar
Title:	Interim Chief Financial Officer

AMSCAN INC.

By:	/s/ Jeremy Aguilar
Name:	Jeremy Aguilar
Title:	Vice President, Treasurer

AM-SOURCE, LLC

By:	/s/ Jeremy Aguilar
Name:	Jeremy Aguilar
Title:	Vice President, Treasurer

TRISAR, INC.

By:	/s/ Jeremy Aguilar
Name:	Jeremy Aguilar
Title:	Vice President, Treasurer

[Signature Page to Intercreditor Agreement]

Schedule I to the Intercreditor Agreement

if to any Loan Party, to the Ultimate Parent at: Party City Holdings Inc. 100 Tice Boulevard Woodcliff Lake, NJ 07677
Attn:	Jeremy Aguilar,
Interim Chief Financial Officer
Email:

with a copy to:

Party City Holdings Inc. 100 Tice Boulevard Woodcliff Lake, NJ 07677
Attn:	Ian Heller,
Senior Vice President and General Counsel
Email:

if to the First Priority Representative, at:

JPMorgan Chase Bank, N.A. 131 S Dearborn St, Floor 04 Chicago, IL, 60603-5506
Attention:	Loan and Agency Servicing
Email:

With a Copy to:

JPMorgan Chase Bank, N.A. 383 Madison Ave, Floor 23 New York, NY, 10179-0001
Attention:	Bonnie David, Executive Director
Tel.:	(212) 449-2509
Facsimile No:	(646) 534-2288
Email:

if to the Second Priority Representative, at:

Wilmington Savings Fund Society, FSB, 500 Delaware Avenue, 11th Floor Wilmington, Delaware 19801
Attention:	Global Capital Markets, Pat Healy
Fax No.:	(302) 571-7081
Email: